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                                                                    EXHIBIT 5.1


                    [LETTERHEAD OF SULLIVAN & CROMWELL LLP]


                                                        August 1, 2005


Novelis Inc.,
   3399 Peachtree Road, NE, Suite 1500,
      Atlanta, Georgia 30326.

Ladies and Gentlemen:

                  In connection with the registration under the Securities Act of 1933 (the "Securities Act") of (a) $1,400,000,000 principal amount of 7-1/4% Senior Notes due 2015 (the "Notes") of Novelis Inc., a corporation organized under the laws of Canada (the "Company"), to be issued in exchange for the Company's outstanding 7-1/4% Senior Notes due 2015 pursuant to an Indenture, dated as of February 3, 2005 (the "Indenture"), among the Company, the subsidiaries of the Company party thereto (collectively, the "Guarantors") and The Bank of New York Trust Company, N.A., as trustee (the "Trustee"), and (b) the Guarantees (the "Guarantees") of each of the Guarantors endorsed upon the Notes, we, as your special U.S. counsel, have examined such corporate records, certificates and other documents, and


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Novelis Inc.
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such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

                  Upon the basis of such examination, we advise you that, in our opinion, when the Company's Registration Statement on Form S-4 relating to the Notes and the Guarantees (the "Registration Statement") has become effective under the Securities Act, the terms of the Notes and the Guarantees and of their issuance have been duly established in conformity with the Indenture so as not to violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company or the Guarantors, respectively and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company and the Guarantors, respectively, and the Notes and Guarantees have been duly executed, delivered and authenticated in accordance with the terms of the Indenture and issued as contemplated in the Registration Statement, the Notes and the Guarantees will constitute valid and legally binding obligations of the Company and the Guarantors, respectively, subject to bankruptcy, insolvency, fraudulent


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Novelis Inc.
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transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

         We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by each of the parties thereto (other than Eurofoil Inc. (USA), a corporation organized under the laws of the State of New York ("Eurofoil") and Novelis PAE Corporation, a corporation organized under the laws of the State of Delaware ("Novelis PAE")), the Notes have been duly authorized by the Company, the Guarantees have been duly authorized by the Guarantors (other


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Novelis Inc.
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than Eurofoil and Novelis PAE), that the Company and the Guarantors (other than
Eurofoil and Novelis PAE) have been duly organized and are existing corporations in good standing under the laws of their respective jurisdictions of organizations and that the Notes and the Guarantees will constitute valid and legally binding obligations of the Company and the Guarantors (other than Eurofoil and Novelis PAE) under the laws of their respective jurisdictions of organization, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles, assumptions which we have not independently verified.


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Novelis Inc.
                                                                            -5-


         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Validity of the Notes" in the prospectus forming a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                        Very truly yours,



                                        /s/ Sullivan & Cromwell LLP